Exhibit 99.01

Media Inquires: (312) 606-4356

Investor Relations: (312) 606-4125

USG CORPORATION ANNOUNCES CLOSING OF OFFERING OF

6.30% SENIOR NOTES DUE 2016

CHICAGO, November 17, 2006 — USG Corporation (NYSE:USG) today announced that it has closed its previously announced private offering of $500 million aggregate principal amount of its 6.30% Senior Notes 2016. The notes will mature on November 15, 2016 and are the unsecured obligations of USG. The notes were sold to investors at a price of 99.927% of their principal amount.

The notes were offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

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